Exhibit 107
Calculation of Filing Fee Tables

S-3
(Form Type)

Salarius Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.0001 par value per share (2)(3)	457(c) 457(g)	7,004,578	$0.3399	$2,380,856.06	0.0000927	$220.71
	Total Offering Amounts							$0.00
	Total Fees Previously Paid							$0.00
	Total Fee Offsets							$0.00
	Net Fee Due							$220.71

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) and Rule 457(g) under the Securities Act of 1933, as amended, based upon the higher of: (i) the price at which the warrants may be exercised ($0.3399), and (ii) the average of the high and low closing prices for a share of the Registrant’s common stock as reported on the Nasdaq Capital Market on June 9, 2022, which date is a date within five business days of the filing of this registration statement.
(2) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional securities as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.
(3) Represents 7,004,578 shares of the Registrant’s common stock issuable upon the exercise of warrants that were issued to the Selling Stockholders named herein.

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